                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 TELELOGUE, INC.

                         TENNIS ACQUISITION CORPORATION

                                 SCANSOFT, INC.

                        PEQUOT VENTURE PARTNERS II, L.P.

                   PVP II TELELOGUE PROM NOTE 2 GRANTOR TRUST

                      PALISADE PRIVATE PARTNERSHIP II, L.P.

                           NJTC VENTURE FUND SBIC, LP

                                   MARTIN HALE

                          AS STOCKHOLDER REPRESENTATIVE

                                       AND

                         U.S. BANK NATIONAL ASSOCIATION

                                 AS ESCROW AGENT

                             DATED AS OF MAY 4, 2004

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER.............................................................................       2
     1.1      The Merger.........................................................................       2
     1.2      Effective Time.....................................................................       2
     1.3      Effect of the Merger...............................................................       2
     1.4      Certificate of Incorporation and Bylaws............................................       2
     1.5      Directors and Officers.............................................................       3
     1.6      Effect of Merger on the Capital Stock of the Constituent Corporations..............       3
     1.7      Dissenting Shares..................................................................       9
     1.8      Surrender of Certificates..........................................................       9
     1.9      No Further Ownership Rights in Company Capital Stock...............................      11
     1.10     Lost, Stolen or Destroyed Certificates.............................................      11
     1.11     Taking of Necessary Action; Further Action.........................................      11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................      12
     2.1      Organization of the Company........................................................      12
     2.2      Company Capital Structure..........................................................      12
     2.3      Subsidiaries.......................................................................      14
     2.4      Authority..........................................................................      14
     2.5      No Conflict........................................................................      14
     2.6      Consents...........................................................................      15
     2.7      Company Financial Statements.......................................................      15
     2.8      No Undisclosed Liabilities.........................................................      15
     2.9      No Changes.........................................................................      16
     2.10     Tax Matters........................................................................      18
     2.11     Restrictions on Business Activities................................................      20
     2.12     Title to Properties; Absence of Liens and Encumbrances; Condition of
              Equipment; Customer Information....................................................      20
     2.13     Intellectual Property..............................................................      21
     2.14     Agreements, Contracts and Commitments..............................................      25
     2.15     Interested Party Transactions......................................................      26
     2.16     Governmental Authorization.........................................................      27
     2.17     Litigation.........................................................................      27
     2.18     Minute Books.......................................................................      27
     2.19     Environmental Matters..............................................................      27
     2.20     Brokers' and Finders' Fees; Third Party Expenses...................................      28
     2.21     Employee Benefit Plans and Compensation............................................      28
     2.22     Insurance..........................................................................      32
     2.23     Compliance with Laws...............................................................      32
     2.24     Warranties; Indemnities............................................................      32
     2.25     Complete Copies of Materials.......................................................      32
     2.26     Representations Complete...........................................................      32
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS.........................      33
     3.1      Ownership of Company Capital Stock.................................................      33
     3.2      Absence of Claims by the Principal Stockholders....................................      33
     3.3      Authority..........................................................................      33
     3.4      No Conflict........................................................................      34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................................      34
     4.1      Organization, Standing and Power...................................................      34
     4.2      Authority..........................................................................      34
     4.3      Consents...........................................................................      35
     4.4      Capital Resources..................................................................      35
     4.5      Broker's and Finders' Fees.........................................................      35
     4.6      No Conflicts.......................................................................      35
     4.7      Interim Operations of Sub..........................................................      35

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME....................................................      35
     5.1      Conduct of Business of the Company.................................................      35
     5.2      No Solicitation....................................................................      39
     5.3      Procedures for Requesting Parent Consent...........................................      39

ARTICLE VI ADDITIONAL AGREEMENTS.................................................................      40
     6.1      Stockholder Approval...............................................................      40
     6.2      Access to Information..............................................................      41
     6.3      Confidentiality....................................................................      41
     6.4      Expenses...........................................................................      41
     6.5      Public Disclosure..................................................................      42
     6.6      Consents...........................................................................      42
     6.7      FIRPTA Compliance..................................................................      42
     6.8      Reasonable Efforts.................................................................      42
     6.9      Notification of Certain Matters....................................................      43
     6.10     Additional Documents and Further Assurances........................................      43
     6.11     New Employment Arrangements........................................................      43
     6.12     Severance Packages.................................................................      43
     6.13     Termination of 401(k) Plan.........................................................      44
     6.14     Financials.........................................................................      44
     6.15     D&O Insurance......................................................................      44

ARTICLE VII CONDITIONS TO THE MERGER.............................................................      44
     7.1      Conditions to Obligations of Each Party to Effect the Merger.......................      44
     7.2      Conditions to the Obligations of Parent and Sub....................................      45
     7.3      Conditions to Obligations of the Company and the Principal Stockholders............      47
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ESCROW..................................      48
     8.1      Survival of Representations, Warranties and Covenants..............................      48
     8.2      Indemnification....................................................................      49
     8.3      Escrow Arrangements................................................................      49
     8.4      Stockholder Representative.........................................................      56
     8.5      Maximum Payments; Remedy...........................................................      57

ARTICLE IX EARNOUT...............................................................................      58
     9.1      Earnout Arrangements...............................................................      58
     9.2      Earnout Targets....................................................................      59
     9.3      Achievement of Milestones..........................................................      59
     9.4      Failure to Achieve Milestones; Milestones Cumulative...............................      59
     9.5      Calculation of Earnout Distributions; Stockholder Representative Objections........      60
     9.6      Integration........................................................................      60

ARTICLE X TERMINATION, AMENDMENT AND WAIVER......................................................      61
     10.1     Termination........................................................................      61
     10.2     Effect of Termination..............................................................      62
     10.3     Amendment..........................................................................      62
     10.4     Extension; Waiver..................................................................      62

ARTICLE XI GENERAL PROVISIONS....................................................................      62
     11.1     Notices............................................................................      62
     11.2     Interpretation.....................................................................      64
     11.3     Counterparts.......................................................................      64
     11.4     Entire Agreement; Assignment.......................................................      64
     11.5     Severability.......................................................................      64
     11.6     Other Remedies.....................................................................      65
     11.7     Governing Law......................................................................      65
     11.8     Rules of Construction..............................................................      65
     11.9     Waiver of Jury Trial...............................................................      65
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                                                                           -iii-

                                INDEX OF EXHIBITS

EXHIBIT          DESCRIPTION

Exhibit A        Form of Voting Agreement
Exhibit B        Form of Certificate of Merger
Exhibit C        Form of Legal Opinion of Counsel of the Company
Exhibit D        Form of Proprietary Information, Confidentiality and Assignment
                 Agreement

SCHEDULES

The Disclosure Schedule

6.11           Key Employees
7.2(d)         Agreements to be Terminated
7.2(e)         Liens to be Terminated
7.2(p)         Terminated Employees
8.3(c)         Escrow Fund Contributions
9.2(a)(iv)     2004 Customers

      THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of May 4, 2004 by and among ScanSoft, Inc., a Delaware corporation ("PARENT"), Tennis Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), Telelogue, Inc., a Delaware corporation (the "COMPANY"), Pequot Venture Partners II, L.P., PVP II Telelogue Prom Note 2 Grantor Trust, Palisade Private Partnership II, L.P., and NJTC Venture Fund SBIC, LP (each, a "PRINCIPAL STOCKHOLDER," and collectively the "PRINCIPAL STOCKHOLDERS"), Martin Hale as stockholder representative (the "STOCKHOLDER REPRESENTATIVE"), and U.S. Bank National Association, as escrow agent (the "ESCROW AGENT").

                                    RECITALS

      A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

      B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein. Notwithstanding the foregoing, the Merger Consideration (as defined herein), even if fully earned, is sufficient only to discharge in part the Series B Preferred Preference (as defined herein) and, accordingly, no distributions of Merger Consideration will be made to the holders of any other classes of Company Capital Stock (as defined herein) other than the Series B Preferred Stock (as defined herein), and such other classes of Company Capital Stock will be cancelled at the Effective Time (as defined herein) for no consideration as a result of the Merger.

      C. Five Hundred Thousand ($500,000) U.S. dollars otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

      D. The Company and the Principal Stockholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

      E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, all officers and directors of the Company, the Principal Stockholders and certain other stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as EXHIBIT A (the "VOTING AGREEMENTS"), with Parent, pursuant to which such stockholders have irrevocably agreed to vote in favor of the Merger and the transactions contemplated thereby and to other matters set forth therein.

      NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 THE MERGER. At the Effective Time (as defined in SECTION 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the "SURVIVING CORPORATION."

      1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to SECTION 10.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, 30th Floor, New York, New York, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT B, with the Secretary of State of the State of Delaware (the "CERTIFICATE OF MERGER"), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware such filing shall be referred to herein as the "EFFECTIVE TIME").

      1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4   CERTIFICATE OF INCORPORATION AND BYLAWS.

            (a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time,
ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Telelogue, Inc."

            (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

      1.5   DIRECTORS AND OFFICERS.

            (a) DIRECTORS OF COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

            (b) OFFICERS OF COMPANY. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

      1.6   EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  (i) "BUSINESS DAY[S]" shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

                  (ii) "COMMON CONSIDERATION" shall mean the Common Consideration Per Share multiplied by the Total Outstanding Common Shares.

                  (iii) "COMMON CONSIDERATION PER SHARE" shall mean, with respect to each share of Company Common Stock, (a) the Merger Consideration, less the sum of the Series A-1 Preferred Consideration and Series B Preferred Consideration, divided by (b) the Total Outstanding Common Shares.

                  (iv) "COMPANY CAPITAL STOCK" shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

                  (v) "COMPANY COMMON STOCK" shall mean shares of common stock, $0.0001 par value per share, of the Company.

                  (vi) "COMPANY COMMON STOCKHOLDER" shall mean a holder of Company Common Stock, each of whom are listed on SECTION 2.2(a)(1) of the Disclosure Schedule.

                  (vii) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event or effect that is materially adverse to the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company, taken as a whole; provided, however, that any change, event or effect relating to the industry in which the Company operates as a whole and which does not affect the Company disproportionately shall not, by itself, be deemed to constitute a Company Material Adverse Effect.

                  (viii) "COMPANY OPTIONS" shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any person or entity, each of whom are listed on SECTION 2.2(b) of the Disclosure Schedule.

                  (ix) "COMPANY PREFERRED STOCK" shall mean the Company Series A-1 Preferred Stock and the Company Series B Preferred Stock, taken together.

                  (x) "COMPANY PREFERRED STOCKHOLDER" shall mean a holder of Company Preferred Stock, each of whom are listed on SECTION 2.2(a)(1) of the Disclosure Schedule.

                  (xi) "COMPANY SERIES A-1 PREFERRED STOCK" shall mean the Series A-1 Preferred Stock, par value $0.0001 per share, of the Company.

                  (xii) "COMPANY SERIES A-1 PREFERRED STOCKHOLDER" shall mean a holder of Company Series A-1 Preferred Stock, each of whom are listed on SECTION 2.2(a)(1) of the Disclosure Schedule.

                  (xiii) "COMPANY SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Company.

                  (xiv) "COMPANY SERIES B PREFERRED STOCKHOLDER" shall mean a holder of Company Series B Preferred Stock, each of whom are listed on SECTION 2.2(a)(1) of the Disclosure Schedule.

                  (xv) "COMPANY UNVESTED COMMON STOCK" shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

                  (xvi) "COMPANY WARRANTS" shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any person or entity, each of whom are listed on SECTION 2.2(b) of the Disclosure Schedule.

                  (xvii) "ESCROW AGENT" shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Stockholder Representative.

                  (xviii)   "ESCROW AMOUNT" shall mean Five Hundred Thousand
($500,000) U.S. dollars and any interest thereon received by the Escrow Agent from time to time following the investment thereof under Section 8.3(d) hereof.

                  (xix) "ESTIMATED COMPANY EXPENSES" shall mean the total amount of Third Party Expenses (as defined in SECTION 6.4 hereof) reflected on the Statement of Expenses (as defined in SECTION 6.4).

                  (xx) "GAAP" shall mean United States generally accepted accounting principles consistently applied.

                  (xxi) "KNOWLEDGE" or "KNOWN" shall mean, (i) with respect to the Company, the knowledge of Robert Burke, Amir Mane, Adam Wechsler, Chuck Paul, Phil Voelker, and Yevgeniy Lyudovyk; provided, however, that such persons shall have made due and diligent inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented, and (ii) with respect to the Principal Stockholders, the knowledge of such Principal Stockholders.

                  (xxii) "LIEN" shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.


                  (xxiii)   "MERGER CONSIDERATION" shall mean, subject to
SECTION 1.6(c), an amount equal to (x) Four Million U.S. dollars ($4,000,000), less (y) the Estimated Company Expenses.

                  (xxiv) "PLANS" shall mean the Company's 2002 Incentive Plan and the Company's Stock Option Plan.

                  (xxv) "RELATED AGREEMENTS" shall mean the Certificate of Merger and the Voting Agreements.

                  (xxvi) "SEC" shall mean the United States Securities and Exchange Commission.

                  (xxvii)   "SERIES A-1 PREFERRED CONSIDERATION" shall mean the
Series A-1 Preferred Consideration Per Share multiplied by the Total Outstanding Series A-1 Preferred Shares.

                  (xxviii) "SERIES A-1 PREFERRED CONSIDERATION PER SHARE" shall mean, with respect to each share of Company Series A-1 Preferred Stock, the lesser of (i) the Series A-1 Preferred Preference Per Share, and (ii) (a) the Merger Consideration, less the Series B Preferred Consideration, divided by (b) the Total Outstanding Series A-1 Preferred Shares.

                  (xxix) "SERIES A-1 PREFERRED PREFERENCE" shall mean that amount equal to the Total Outstanding Series A-1 Preferred Shares multiplied by the Series A-1 Preferred Preference Per Share.

                  (xxx) "SERIES A-1 PREFERRED PREFERENCE PER SHARE" shall mean, for each share of Company Series A-1 Preferred Stock, an amount equal to $1.00.

                  (xxxi) "SERIES B PREFERRED CONSIDERATION" shall mean the Series B Preferred Consideration Per Share multiplied by the Total Outstanding Series B Preferred Shares.

                  (xxxii)   "SERIES B PREFERRED CONSIDERATION PER SHARE" shall
mean, with respect to each share of Company Series B Preferred Stock, the lesser of (i) the Series B Preferred Preference Per Share, and (ii) the Merger Consideration, divided by the Total Outstanding Series B Preferred Shares.

                  (xxxiii) "SERIES B PREFERRED PREFERENCE" shall mean that amount equal to the Total Outstanding Series B Preferred Shares multiplied by the Series B Preferred Preference Per Share.

                  (xxxiv)   "SERIES B PREFERRED PREFERENCE PER SHARE" shall
mean, for each share of Company Series B Preferred Stock, an amount equal to $1.00.

                  (xxxv) "STOCKHOLDER" shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

                  (xxxvi)   "TOTAL OUTSTANDING COMMON SHARES" shall mean the
aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

                  (xxxvii) "TOTAL OUTSTANDING SERIES A-1 PREFERRED SHARES" shall mean the aggregate number of shares of Company Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

                  (xxxviii) "TOTAL OUTSTANDING SERIES B PREFERRED SHARES" shall mean the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

                  (xxxix)   "TOTAL OUTSTANDING SHARES" shall mean the Total
Outstanding Common Shares, Total Outstanding Series A-1 Preferred Shares and Total Outstanding Series B Preferred Shares, collectively.

            (b) EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of the Company Capital Stock, each outstanding share of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options and Company Warrants) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in SECTION 1.7(a) hereof)), upon the terms and subject to the conditions set forth in this SECTION
1.6 and throughout this Agreement, including, without limitation, the escrow arrangements set forth in SECTION 1.8 and ARTICLE VIII hereof, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in SECTION 1.8 hereof, an amount of cash (without interest) as set forth below:

                  (i) each outstanding share of Company Series B Preferred Stock will be converted automatically into an amount of cash equal to the Series B Preferred Consideration Per Share, less an amount of cash to be contributed to the Escrow Fund (as defined in SECTION 8.3(a)) on behalf of the holder of each such share equal to (A) the Escrow Amount, divided by (B) the Total Outstanding Series B Preferred Shares;

                  (ii) each outstanding share of Company Series A-1 Preferred Stock will be converted automatically into an amount of cash equal to the Series A-1 Preferred Consideration Per Share; and

                  (iii) each outstanding share of Company Common Stock will be converted automatically into an amount of cash equal to the Common Consideration Per Share.

Notwithstanding the foregoing, the Merger Consideration, even if fully earned, is sufficient only to discharge in part the Series B Preferred Preference and, accordingly, no distributions of Merger Consideration will be made to the holders of any other classes of Company Capital Stock other than the Series B Preferred Stock, and such other classes of Company Capital Stock will be cancelled at the Effective Time for no consideration as a result of the Merger.

The Escrow Fund (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement, and (ii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement.

            (c) EARNOUT. Notwithstanding subparagraph (b) above, the Merger Consideration shall, initially, be reduced for all purposes of this Agreement (including the calculation of the Series A-1 Preferred Consideration Per Share, the Series B Preferred Consideration Per Share and the Common Consideration Per Share) by an amount equal to Two Million U.S. dollars ($2,000,000), and such Two Million U.S. dollars ($2,000,000) will not be paid initially, but instead will constitute the "EARNOUT AMOUNT" to be earned pursuant to ARTICLE IX. The obligation of the Company to pay such Earnout Amount shall be contingent upon the achievement of the milestones specified in ARTICLE IX. Upon such time, and only upon such time, as a portion of the Earnout Amount is earned, if any, in accordance with ARTICLE IX, such earned amount shall be added back to the Merger Consideration for all purposes of this Agreement (including the calculation of the Series A-1 Preferred Consideration Per Share, the Series B Preferred Consideration Per Share and the Common Consideration Per Share), and at such time, and only upon such time, as such earned amounts are payable in accordance with ARTICLE IX, the portion of the recalculated Series A-1 Preferred Consideration Per Share, Series B Preferred Consideration Per Share or Common Consideration Per Share not theretofore paid shall be paid in accordance with subparagraph (b) above.

            (d)   ASSUMPTION OF COMPANY OPTIONS; TREATMENT OF COMPANY WARRANTS.

                  (i) Parent shall not assume any Company Options or Company Warrants. The Company shall cause, effective immediately prior to the Effective Time, all outstanding Company Options to be rendered null and void. The Company shall cause the termination, effective immediately prior to the Effective Time, of all outstanding Company Warrants so that no Company Warrants remain outstanding immediately prior to the Effective Time. Thereafter, the holders of Company Options and Company Warrants shall, as of and after the Effective Time, cease to have any further right or entitlement to acquire any Company Capital Stock or any shares of capital stock of Parent or the Surviving Corporation or any other consideration whatsoever under the terminated Company Warrants or null and void Company Options.

                  (ii) The Company shall cause the termination, effective immediately prior to the Effective Time, of all Plans.

                  (iii) The Company shall take all actions necessary to cause all Company Options to be rendered null and void as provided under subparagraph
(i) above. The Company shall obtain all consents necessary to cause all Company Warrants to terminate as provided under subparagraph (i) above. The Company shall take all other actions necessary or appropriate so that, as of the Effective Time and as a result of the Merger, (i) no options, warrants or other rights to acquire any Company Capital Stock or any securities, debt or other rights convertible into or exchangeable or exercisable for Company Capital Stock are outstanding (except for Company Options that will be rendered null and void at the Effective Time), (ii) no person holding Company Capital Stock, Company Options or Company Warrants shall, on and after the Closing, have any right, title or interest in or to the Company or the Surviving Corporation or any securities of the Company or the Surviving Corporation, other than, in the case of the holders of Company Capital Stock, the right to payments of cash in the manner described in this Agreement, and (iii) no person holding Company Capital Stock, Company Options or Company Warrants shall by virtue of any such securities have any right to acquire any securities of Parent.

            (e) WITHHOLDING TAXES. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, and the Exchange Agent (as defined in
SECTION 1.8) shall have the right to deduct and withhold Taxes (as defined in
SECTION 2.10) from any payments to be made hereunder (including with respect to the Earnout Amount) if such withholding is required by law and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Stockholder or other recipient of payments in respect of which such deduction and withholding was made.

            (f) STOCKHOLDER LOANS. In the event that any Stockholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Stockholder pursuant to this SECTION 1.6 shall be reduced by the amount of the outstanding principal plus accrued interest of such Stockholder's loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this SECTION 1.6(f).

            (g) CAPITAL STOCK OF SUB. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

      1.7   DISSENTING SHARES.

            (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder's appraisal rights under Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in SECTION 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

            (b) Notwithstanding the provisions of SECTION 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in SECTION 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys' fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together "DISSENTING SHARE PAYMENTS"), Parent shall be entitled to recover under the terms of ARTICLE VIII hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in SECTION 8.3(a) hereof).

      1.8   SURRENDER OF CERTIFICATES.

            (a) EXCHANGE AGENT. The Secretary of Parent, or an institution selected by Parent, shall serve as the exchange agent (Parent in such capacity, or such institution, the "EXCHANGE AGENT") for the Merger.

            (b) PARENT TO PROVIDE CASH. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this ARTICLE I the cash payable at the Effective Time pursuant to SECTION 1.6 hereof in exchange for outstanding shares of Company Capital Stock, less the Escrow Amount which Parent shall deposit into the Escrow Fund (as defined in SECTION 8.3(a) hereof) on behalf of the Stockholders pursuant to ARTICLE VIII hereof.

            (c) EXCHANGE PROCEDURES. On or after the Closing Date, Parent shall mail a letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder's name on SECTION 2.2(a)(1) of the Disclosure Schedule. After receipt of such letter of transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the "COMPANY STOCK CERTIFICATES") to the Exchange Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of SECTION 1.8(e) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the cash amounts to which such holder is entitled pursuant to SECTION 1.6 hereof, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration (if any) payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto. Notwithstanding the foregoing, Parent and the Company may mutually agree on an alternative method by which the Stockholders may surrender their Company Stock Certificates in exchange for the cash amounts to which such Stockholders are entitled pursuant to SECTION 1.6 hereof.

            (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No interest shall be payable on any cash deliverable upon the exchange of any Company Capital Stock for cash.

            (e) TRANSFERS OF OWNERSHIP. If any cash amounts are to be disbursed pursuant to SECTION 1.6 hereof to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of cash amounts to a person other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

            (f) EXCHANGE AGENT TO RETURN CASH CONSIDERATION. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to SECTION 1.8(b) hereof, and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to SECTION 1.8(c) hereof, and thereafter the holders of Company Stock

Certificates shall be entitled to look only to Parent (subject to the terms of SECTION 1.8(g) hereof) only as general creditors thereof with respect to any and all cash amounts that may be payable to such holders of Company Stock Certificates pursuant to SECTION 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in SECTION 1.8(c) hereof.

            (g)   NO LIABILITY. Notwithstanding anything to the contrary in this
SECTION 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

      1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to SECTION 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

      1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "DISCLOSURE SCHEDULE") and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      2.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. The Company has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the "CHARTER DOCUMENTS"), to Parent. SECTION 2.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. SECTION 2.1 of the Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has employees or facilities or otherwise carries on business.

      2.2   COMPANY CAPITAL STRUCTURE.

            (a) The authorized capital stock of the Company consists of 17,000,000 shares of Common Stock, of which 1,098,389 shares are issued and outstanding, 13,000,000 shares of Preferred Stock, of which 3,666,667 shares have been designated Series A-1 Preferred Stock, all of which are issued and outstanding, and 7,750,000 shares have been designated Series B Preferred Stock, 7,500,000 shares of which are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in SECTION 2.2(a)(1) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in SECTION 2.2(a)(1) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or options or warrants to purchase Company Capital Stock, or out of any agreements or arrangements relating thereto

(including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. SECTION 2.2(a)(2) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, and the vesting schedule for such Company Unvested Common Stock, including the extent vested to date and whether the vesting of such Company Unvested Common Stock will be accelerated by the transaction contemplated by this Agreement. The Series B Liquidation Preference (as such term is defined in the certificate of incorporation of the Company, as amended) is $1.00, and the Series A-1 Liquidation Preference (as such term is defined in the certificate of incorporation of the Company, as amended) is $1.00.

            (b) Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved (x) 2,157,947 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Company's 2002 Incentive Plan, (y) 7,814 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Company's Stock Option Plan, which Plan has been terminated but for such outstanding options, and (z) no shares of Company Common Stock in respect of any other plan, agreement or arrangement (whether written or oral, formal or informal). Of such reserved shares, (i) 713,434 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options, and (ii) 5,288 shares have been issued upon the exercise of options previously granted and remain outstanding as of the date hereof. Except for the Company Options (all of which are to be rendered null and void at or prior to the Effective Time) and Company Warrants (all of which are to be terminated at or prior to the Effective Time) set for in SECTION 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except as set forth on SECTION 2.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

            (c)   The allocation of the Merger Consideration set forth in
SECTION 1.6(b) is consistent with the certificate of incorporation of the Company as amended as of immediately prior to the Effective Time.

      2.3 SUBSIDIARIES. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

      2.4 AUTHORITY. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is set forth in SECTION 2.4 of the Disclosure Schedule. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

      2.5 NO CONFLICT. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the certificate of incorporation, bylaws or charter documents of the Company, as amended, (ii) any Material Contract (as defined in SECTION 2.14), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. SECTION 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Merger, or for any such

Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

      2.6 CONSENTS. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a "GOVERNMENTAL ENTITY"), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

      2.7 COMPANY FINANCIAL STATEMENTS. SECTION 2.7 of the Disclosure Schedule sets forth the Company's (i) unaudited balance sheet as of December 31, 2003 and the related consolidated statement of income, cash flow and stockholders' equity for the twelve (12) month period then ended (the "2003 YEAR-END FINANCIALS"),
(ii) audited balance sheet as of December 31, 2002 and the related consolidated statements of income, cash flow and stockholders' equity for the twelve (12) month period then ended (the "2002 YEAR-END FINANCIALS"), and (iii) unaudited balance sheet as of March 31, 2004 (the "BALANCE SHEET DATE"), and the related unaudited statement of income, cash flow and stockholders' equity for the three months then ended (the "INTERIM FINANCIALS"). The 2003 Year-End Financials, the 2002 Year-End Financials, and the Interim Financials (collectively referred to as the "FINANCIALS") have been, and the Additional Financials (as defined in
SECTION 6.14) will be, prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials and any unaudited Additional Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present, and the Additional Financials will present, fairly the Company's financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials and any unaudited Additional Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the "CURRENT BALANCE SHEET."

      2.8   NO UNDISCLOSED LIABILITIES.

            (a) Except as set forth on SECTION 2.8(a) of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), other than Taxes incurred since the Balance Sheet Date but not yet due and performance and payment obligations arising under Material Contracts since the Balance Sheet Date, which individually or in the aggregate (i) has not been reflected or reserved against in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

            (b) Except as set forth on SECTION 2.8(b) of the Disclosure Schedule, the Company has no liability, indebtedness, or obligation to any employee, director or consultant, other than severance payments expressly set forth in, and provided for by, employment agreements disclosed in SECTION 2.14 of the Disclosure Schedule, which individually or in the aggregate (i) has not been reflected or reserved against in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

      2.9 NO CHANGES. Except as set forth on SECTION 2.9 of the Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:

            (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendments or changes to the certificate of incorporation or bylaws of the Company;

            (c) capital expenditure or commitment by the Company exceeding $15,000 individually or $37,500 in the aggregate;

            (d) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers' representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

            (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;

            (f) change in any material election in respect of Taxes (as defined below), adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (g) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

            (h) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock or any Company Preferred Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock or Company Preferred Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Company Preferred Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Common Stock or Company Preferred Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;

            (i) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

            (j) sale, lease or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties;

            (k) loan by the Company to any person or entity, or purchase by the Company or of any debt securities of any person or entity;

            (l) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

            (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

            (n) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or its affairs, or any reasonable basis for any of the foregoing;

            (o) notice of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in SECTION 2.13 hereof) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property (as defined in SECTION 2.13 hereof);

            (p) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plans;

            (q) (i) sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any person or entity,
(iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or
(iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (r) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

            (s) lease, license, sublease or other occupancy of any Leased Real Property by the Company; or

            (t) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (s) of this SECTION 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

      2.10  TAX MATTERS.

            (a) DEFINITION OF TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this SECTION 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this SECTION 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b)   TAX RETURNS AND AUDITS.

                  (i) The Company has (a) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law and
(b) timely paid all Taxes it is required to pay.

                  (ii) The Company has withheld with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, and has timely paid such Taxes withheld over to the appropriate authorities.

                  (iii) There is no Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any Tax authority to the Company or any representative thereof.

                  (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

                  (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since its inception.

                  (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                  (viii) None of the Company's assets is treated as "tax-exempt use property," within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "CODE").

                  (ix)  The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                  (x) The Company has not (a) ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) any liability for the Taxes of any person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

                  (xi) The Company has not been, at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                  (xii) The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two
(2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                  (xiii) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

            (c) EXECUTIVE COMPENSATION TAX. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      2.11 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

      2.12 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT; CUSTOMER INFORMATION.

            (a) The Company does not own any real property, nor has the Company ever owned any real property. SECTION 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the "LEASED REAL PROPERTY"), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the "LEASE AGREEMENTS") and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted.

            (b) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company on the Leased Real Property nor, to the Company's Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

            (c) Except as set forth on SECTION 2.12(c) of the Disclosure Schedule, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

            (d) SECTION 2.12(d) of the Disclosure Schedule lists all material items of equipment (the "EQUIPMENT") owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

      2.13  INTELLECTUAL PROPERTY.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "INTELLECTUAL PROPERTY" shall mean any or all of the following
(i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data,
(v) logos, trade names, trade
dress, trademarks and service marks, (vi) domain names, web addresses and sites,
(vii) tools, methods and processes, and (viii) any and all instantiations of the foregoing in any form and embodied in any media.

                  "INTELLECTUAL PROPERTY RIGHTS" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

                  "IP AGREEMENTS" means all contracts, licenses, and agreements to which the Company is a party with respect to any Intellectual Property or Intellectual Property Rights, including without limitation with respect to the receipt or provision of directory assistance services and related telecommunications services and access to listings of telephone service subscribers.

                  "COMPANY INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company. All material Company Intellectual Property is identified in SECTION 2.13(a) of the Disclosure Schedule.

                  "REGISTERED INTELLECTUAL PROPERTY" shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

            (b) SECTION 2.13(b) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and (ii) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or Company Intellectual Property.

            (c) To the Knowledge of the Company, each item of Company Registered Intellectual Property is valid or subsisting according to its registered, issued or pending status (as the case may be). All necessary registration, maintenance and renewal fees previously due in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates previously due in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

            (d) All Company Intellectual Property will be fully transferable and licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

            (e) Except as set forth on SECTION 2.13(e) of the Disclosure Schedule, to the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including but not limited to, all author or moral rights.

            (f) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) other than as set forth on SECTION 2.13(f) of the Disclosure Schedule, permitted the Company's rights in such Company Intellectual Property to enter into the public domain.

            (g) Other than software and documentation licensed under the licenses set forth on SECTION 2.13(g) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or necessary to the conduct of the business of the Company as it currently is conducted or planned to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development).

            (h) Other than the licenses set forth in SECTION 2.13(g) of the Disclosure Schedule, SECTION 2.13(h) of the Disclosure Schedule lists all IP Agreements which are in effect as of the Closing Date.

            (i) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.

            (j) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

            (k) The operation of the business of the Company as it is currently conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or Surviving Corporation following the Closing in the manner currently conducted, any Intellectual Property Rights of any person, violate any right of any person (including any right to privacy or publicity), materially breach any IP Agreement, or constitute obscenity, defamation, or unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).

            (l) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

            (m) Other than as set forth on SECTION 2.13(m) of the Disclosure Schedule, to the Knowledge of the Company, no person or entity has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

            (n) The Company has taken all reasonable steps that are required or necessary to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms (in the forms set forth in EXHIBIT D), and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company's standard form.

            (o) Other than standard proceedings involving applications for Intellectual Property Rights pending before the U.S. Patent and Trademark Office or foreign patent offices which are set forth on SECTION 2.13(b) of the Disclosure Schedule, no Company Intellectual Property (including all Registered Intellectual Property Rights), Intellectual Property Rights, product, technology, or service of the Company is subject to any (i) proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property, Intellectual Property Rights, product, technology or service, or (ii) Lien.

            (p) Except as set forth on SECTION 2.13(p) of the Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. Except as set forth on SECTION 2.13(p) of the Disclosure Schedule, to the Company's Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

            (q) The Company has complied with all applicable laws and its internal privacy policies relating to (a) the privacy of users of its products, services, and Web sites and (b) the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company.

            (r) Except as set forth on SECTION 2.13(r) of the Disclosure Schedule, neither the Company nor any person or entity acting with the Company's authority or Knowledge has disclosed, delivered or licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the disclosure or delivery to any escrow agent or other person or entity of any Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.

            (s) SECTION 2.13(s) of the Disclosure Schedule lists all software or other material that is distributed as "freeware," "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies the license agreement to which its use is subject and that which is incorporated into, combined with, or distributed in conjunction with any Company products or services ("Incorporated Open Source Software"). The Company's use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.

      2.14  AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in
SECTION 2.14 of the Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, nor is it bound by any of the following (each, a "MATERIAL CONTRACT"):

            (a) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c)   any fidelity or surety bond or completion bond;

            (d) any lease of personal property having a value in excess of $15,000 individually or $37,500 in the aggregate;

            (e)   any agreement of indemnification or guaranty;

            (f) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $15,000 individually or $37,500 in the aggregate;

            (g) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

            (h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

            (i) any purchase order or contract for the purchase of materials involving in excess of $15,000 individually or $37,500 in the aggregate;

            (j) any agreement containing covenants or other obligations granting any person exclusive rights, "most favored nations" or similar terms;

            (k) any dealer, distribution, joint marketing or development agreement;

            (l) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;

            (m)   any IP Agreements; or

            (n) any other agreement, contract or commitment that involves $15,000 individually or $37,500 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

      2.15 INTERESTED PARTY TRANSACTIONS. No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or
(iii) a beneficial interest in any Material Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this SECTION 2.15. No Shareholder has any loans outstanding from the Company.

      2.16 GOVERNMENTAL AUTHORIZATION. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "COMPANY AUTHORIZATIONS") has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

      2.17 LITIGATION. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

      2.18 MINUTE BOOKS. The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be.

      2.19 ENVIRONMENTAL MATTERS. To the Knowledge of the Company, the Company has complied with all applicable laws, statutes, ordinances, rules, regulations, codes, orders, decrees or injunctions enacted for the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater and soils) against contamination with hazardous substances or wastes ("ENVIRONMENTAL LAWS") except, in any such case, as is not reasonably likely to result in a Company Material Adverse Effect. There is no environmental suit, action, claim or proceeding pending, or to the Knowledge of the Company, threatened, naming the Company as party thereto, except as is not reasonably likely to result in a Company Material Adverse Effect. Notwithstanding any other representations and warranties in this ARTICLE II, the representations and warranties contained in this SECTION 2.19 constitute the sole representations and warranties of the Company with respect to any Environmental Law or environmental liabilities, costs or obligations of any nature.

      2.20 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth in SECTION 2.20 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby. SECTION 2.20 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

      2.21  EMPLOYEE BENEFIT PLANS AND COMPENSATION.

            (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

                  "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained during the last two years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "DOL" shall mean the United States Department of Labor.

                  "EMPLOYEE" shall mean any current or former employee, consultant or director of the Company or any ERISA Affiliate.

                  "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

                  "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

                  "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

                  "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

                  "IRS" shall mean the United States Internal Revenue Service.

                  "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

                  "PENSION PLAN" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            (b) SCHEDULE. SECTION 2.21(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. SECTION 2.21(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company.

            (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which have not been adopted and likely would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan that could result in material liability to the Company, (viii) a sample of each current COBRA form and any related notices, (ix) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and

(x) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

            (d) EMPLOYEE PLAN COMPLIANCE. The Company has performed, in all material respects, all obligations required to be performed by them under each Company Employee Plan, and each Company Employee Plan has been established and maintained in material compliance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) since January 1, 2000 as to its qualified status under the Code. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

            (e) NO PENSION PLANS. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

            (f) NO SELF-INSURED PLANS. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

            (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan or Employment Arrangement provides, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and to the Knowledge of the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

            (h) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            (i) SECTION 280G. No payment or benefit which has been, will be or may be made by the Company or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

            (j) EMPLOYMENT MATTERS. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker's compensation policy. The services provided by each of the Company's and its ERISA Affiliates' Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate other than compensation and benefits earned prior to the date of such termination and not yet paid or contributed. Neither the Company nor any ERISA Affiliate has direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

            (k) LABOR. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. To the Knowledge of the Company, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

            (l) NO INTERFERENCE OR CONFLICT. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company's business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

            (m) INTERNATIONAL EMPLOYEE PLAN. Neither the Company nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

      2.22 INSURANCE. SECTION 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since the Company's incorporation and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

      2.23 COMPLIANCE WITH LAWS. The Company has materially complied with, is not in material violation of, and has not received any notices of material violation with respect to, any foreign, federal, state or local statute, law or regulation.

      2.24 WARRANTIES; INDEMNITIES. Except for the warranties and indemnities contained in those contracts and agreements set forth in SECTION 2.13(l) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

      2.25 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel.

      2.26 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

      Each of the Principal Stockholders hereby represents and warrants to Parent and Sub on behalf of itself, and not on behalf of the other Principal Stockholders, subject to such exceptions as are specifically disclosed in the Disclosure Schedule and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      3.1 OWNERSHIP OF COMPANY CAPITAL STOCK. Each Principal Stockholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder's name in SECTION 2.2(a)(1) of the Disclosure Schedule, except as otherwise noted in SECTION 2.2(a)(1) of the Disclosure Schedule. Except as set forth in SECTION
3.1 of the Disclosure Schedule, such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Capital Stock to any other person or entity. Each Principal Stockholder has the sole right to transfer such Company Capital Stock to Parent. Except as set forth in SECTION
3.1 of the Disclosure Schedule, such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Capital Stock. Upon the Effective Time, in exchange for the consideration paid pursuant to ARTICLE I hereof, Parent will receive good title to such Company Capital Stock, subject to no Liens retained, granted or permitted by such Principal Stockholder or the Company.

      3.2 ABSENCE OF CLAIMS BY THE PRINCIPAL STOCKHOLDERS. Except as set forth in SECTION 3.2 of the Disclosure Schedule, none of the Principal Stockholders have any claim against the Company, whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

      3.3 AUTHORITY. Each Principal Stockholder that is an entity has all requisite power and authority, and each Principal Stockholder that is an individual has capacity, to enter into this Agreement and any Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Stockholder and no further action is required on the part of such principal stockholder to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Principal Stockholder is a party has been duly executed and delivered by such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.4 NO CONFLICT. The execution and delivery by each Principal Stockholder of this Agreement and any Related Agreement to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with (i) any provision of the charter documents of such Principal Stockholder if such Principal Stockholder is an entity, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Principal Stockholder or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

      4.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent (a "PARENT MATERIAL ADVERSE EFFECT"); provided, however, that in no event shall either of the following, alone or in combination with the other, be deemed to constitute, nor shall either of the following be taken into account in determining whether there has been or will be a Parent Material Adverse Effect:
(i) a change in the price per share of Parent Common Stock or a change in the trading volume of Parent Common Stock or (ii) any occurrence relating to the industry in which Parent operates as a whole, other than that which affects Parent disproportionately.

      4.2 AUTHORITY. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      4.3 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

      4.4 CAPITAL RESOURCES. Parent has sufficient capital resources to pay the Merger Consideration.

      4.5 BROKER'S AND FINDERS' FEES. Neither Parent nor Sub has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.6 NO CONFLICTS. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any conflict with (i) any provision of the certificate of incorporation or bylaws of Parent or Sub, as amended, respectively, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent's Annual Report on Form 10-K for the year ended December 31, 2003 ("PARENT 10-K") and such other filings under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT") which are made subsequent to the Parent 10-K and prior to the date hereof, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except in each case where such conflict will not have a Parent Material Adverse Effect.

      4.7 INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

                                   ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent's right pursuant to SECTION 5.1(e) to review and approve the filing of any Tax Returns), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in
SECTION 5.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent, from and after the date of this Agreement:

            (a) cause or permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company;

            (b) make any expenditures or enter into any commitment or transaction exceeding $15,000 individually or $37,500 in the aggregate or any commitment or transaction of the type described in SECTION 2.9 hereof;

            (c) pay, discharge, waive or satisfy, in an amount in excess of $15,000 in any one case, or $37,500 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet, or (ii) the payment or discharge of the bridge loans disclosed in SECTION 2.8 of the Disclosure Schedule (the "BRIDGE LOANS");

            (d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

            (e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;

            (f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

            (g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Unvested Common Stock;

            (h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

            (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Company Intellectual Property and only in the ordinary course of business and consistent with past practices;

            (j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;

            (k) incur any indebtedness, guarantee any indebtedness of any person or entity, issue or sell any debt securities, or guarantee any debt securities of any person or entity, other than the Bridge Loans;

            (l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

            (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;

            (n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options and Company Warrants;

            (o) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

            (p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

            (q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements; or

            (r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts set forth or described in the Disclosure Schedule;

            (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

            (t) adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof;

            (u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

            (v) take any action to accelerate the vesting schedule of any of the outstanding Company Options, Company Unvested Common Stock or Company Warrants;

            (w) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company;

            (x) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

            (y)   cancel, amend or renew any insurance policy; or

            (z) take, or agree in writing or otherwise to take, any of the actions described in SECTIONS 5.1(a) through 5.1(y) hereof, or any other action that would (i) prevent the Company or any of the Principal Stockholders from performing, or cause the Company or any of the Principal

Stockholders not to perform, their respective covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

      5.2   NO SOLICITATION. Until the earlier of (i) the Effective Time, or
(ii) the date of termination of this Agreement pursuant to the provisions of
SECTION 10.1 hereof, neither the Company nor the Principal Stockholders shall (nor shall the Company or the Principal Stockholders permit, as applicable, any of their respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction,
(b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company, any Principal Stockholder, or any of the Company's affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with SECTION 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company or such Principal Stockholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this SECTION
5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

      5.3 PROCEDURES FOR REQUESTING PARENT CONSENT. If the Company desires to take an action which would be prohibited pursuant to SECTION 5.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:

            (a)   General Counsel
                  Telephone: (978) 977-2000
                  Facsimile: (978) 977-2436

            (b)   Senior Vice President Corporate Development
                  Telephone: (978) 977-2000
                  Facsimile: (978) 977-2436

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1   STOCKHOLDER APPROVAL.

            (a) As soon as practicable after the date hereof, the Company shall use its best efforts to obtain the Sufficient Stockholder Vote (as defined below), pursuant to a written stockholder consent, all in accordance with Delaware Law and the Charter Documents. In connection with such written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall include any and all information required under applicable law and a solicitation of (A) the approval of the holders of the Company Common Stock and Company Preferred Stock, voting together as a single class, to this Agreement and the transactions contemplated hereby, including the Merger, and (B) the approval of the holders of 75% of the Company Series B Preferred Stock, voting separately as a class, to this Agreement and the transactions contemplated hereby, including the Merger ((A) and (B) together, the "SUFFICIENT STOCKHOLDER VOTE"). Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including any stockholder consent (the "SOLICITING MATERIALS") shall be subject to review and approval by Parent and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement and the transactions contemplated hereby, and the conclusion of the Company's Board of Directors that that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Anything to the contrary contained herein notwithstanding, the Soliciting Materials shall be subject to the review and approval of Parent prior to distribution, such approval not to be unreasonably withheld or delayed.

            (b) Immediately upon receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of the Merger by written consent of the Company's Stockholders, pursuant to the applicable provisions of Delaware Law (the "STOCKHOLDER NOTICE"), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of Delaware Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with Section 262 of Delaware Law.

      6.2 ACCESS TO INFORMATION. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, including the Company's source code, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this SECTION 6.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

      6.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to SECTION 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidential Disclosure Agreement effective as of __________, ____ (the "CONFIDENTIAL DISCLOSURE AGREEMENT"), between the Company and Parent. In this regard, the Company acknowledges that Parent's common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Principal Stockholders acknowledge and agree not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws.

      6.4 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, the following fees and expenses shall not be considered Third Party Expenses, and such fees and expenses will be borne by the Company: accounting (including the costs of any audit and any costs incurred as a result of the compliance with SECTION 6.14 hereof), severance/termination (including severance packages negotiated pursuant to SECTION 6.12 hereof), up to $50,000 of legal, and up to $112,500 of financial advisory fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company at least five (5) business days prior to the Closing Date in form reasonably satisfactory to Parent (the "STATEMENT OF EXPENSES"). Any Third Party Expenses incurred by the Company in excess of the aggregate estimated Transaction Expenses as set forth on the Statement of Expenses ("EXCESS THIRD PARTY EXPENSES"), shall be subject to the indemnification provision of ARTICLE VIII and shall not be limited by or count towards the Threshold Amount (as defined in SECTION 8.3(a) hereof) or maximum amount of indemnification provided in SECTION 8.5. Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent.

      6.5 PUBLIC DISCLOSURE. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent's obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

      6.6 CONSENTS. The Company shall obtain all necessary consents, waivers and approvals of any parties to any Contract (including with respect to the Lease Agreements) as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect, all of which are listed in SECTION 2.14 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a "recapture" or other termination right) upon the payment of a consent fee, "profit sharing" payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall indemnify, defend, protect and hold harmless Parent from all losses, costs, claims, liabilities and damages arising from the same.

      6.7 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a "FIRPTA COMPLIANCE CERTIFICATE") in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

      6.8 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, the Company and Parent shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the other the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

      6.9 NOTIFICATION OF CERTAIN MATTERS. The Company or any Principal Stockholder, as the case may be, shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Principal Stockholder, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company or any Principal Stockholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Principal Stockholders pursuant to this SECTION 6.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

      6.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. The Company and Parent, at the request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

      6.11 NEW EMPLOYMENT ARRANGEMENTS. Parent may offer certain Employees "at-will" employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such "at-will" employment will: (i) be set forth in offer letters on Parent's standard form (each, an "OFFER LETTER"), (ii) be subject to and in compliance with Parent's applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement, governing employment conduct and performance,
(iii) have terms, including the position and salary, which will be determined by Parent after consultation with the Company's management, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date. Simultaneously with the execution of this Agreement, each Employee set forth on SCHEDULE 6.11 (each, a "KEY EMPLOYEE") shall execute an Offer Letter which shall be effective as of the Closing Date. Each employee of the Company who remains an employee of Parent or the Surviving Corporation after the Closing Date shall be referred to hereafter as a "CONTINUING EMPLOYEE." Continuing Employees shall be eligible to receive benefits consistent with Parent's applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Continuing Employees full credit under such policies for prior service at the Company for purposes of eligibility, benefit accrual, and determination of the level of benefits under Parent's benefit plans, programs or policies up to a maximum of seven (7) years of credit for prior service at the Company, provided that such credit does not result in duplication of benefits. In furtherance of the foregoing, the Company shall terminate all employment agreements and other arrangements with Employees effective as of the Closing Date.

      6.12 SEVERANCE PACKAGES. Parent shall work with Company to provide certain employees of the Company who are not offered employment with Parent appropriate severance packages.

      6.13 TERMINATION OF 401(k) PLAN. Effective as of the day immediately preceding the Closing Date, each of the Company and any Affiliate (as such term is defined in SECTION 2.21) shall terminate any and all Company Employee Plans, intended to include a Code Section 401(k) arrangement (each, a "401(k) PLAN") (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing
Date) pursuant to resolutions of the Board of Directors of the Company or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

      6.14 FINANCIALS. The Company shall use commercially reasonable efforts to supply Parent and Sub with any information that Parent reasonably requests, including but not limited to an (i) audited balance sheet as of December 31, 2003 and the related consolidated statement of income, cash flow and stockholders' equity for the twelve (12) month period then ended, and (ii) unaudited balance sheets as of March 31, 2004 and 2003, and the related unaudited statements of income, cash flow and stockholders' equity for each of the three months then ended (which financial statements shall have been reviewed by the Company's auditors in accordance with Statement of Auditing Standards
100) (the financial statements required by (i) and (ii), collectively, the "ADDITIONAL FINANCIALS"), in order to effectuate filings, notices, petitions or statements required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, any filings required under the Securities Act, the Exchange Act, or any rules and regulations of the SEC.

      6.15 D&O INSURANCE. From and after the Effective Time, neither Parent nor the Surviving Corporation will take any action to terminate the D&O Tail (as defined in SECTION 2.9 of the Disclosure Schedule), which has been pre-paid in full, without the consent of the Stockholder Representative, so long as neither Parent nor the Surviving Corporation is, or would be, required to (i) incur any costs or expenses associated with such D&O Tail, or (ii) expend significant efforts to maintain such D&O Tail.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

      7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

            (c) LITIGATION. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

            (d) STOCKHOLDER APPROVAL. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, and the transactions contemplated hereby, including the Merger and the appointment of the Stockholder Representative.

      7.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of the Company and the Principal Stockholders in this Agreement (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and
(ii) the Company and the Principal Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

            (b) GOVERNMENTAL APPROVAL. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been timely obtained.

            (c) THIRD PARTY CONSENTS. Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract (including Lease Agreements) as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

            (d) TERMINATION OF AGREEMENTS. The Company shall have terminated each of those agreements listed on SCHEDULE 7.2(d) to this Agreement and each such agreement shall be of no further force or effect.

            (e) RELEASE OF LIENS. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in SCHEDULE 7.2(e) to this Agreement.

            (f) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect since the date of this Agreement.

            (g) RESIGNATION OF OFFICERS AND DIRECTORS. Parent shall have received a written resignation from each of the officers and directors of the Company effective as of the Effective Time.

            (h) LEGAL OPINION. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as EXHIBIT C.

            (i) UNANIMOUS BOARD APPROVAL. This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been modified or revoked.

            (j) APPRAISAL RIGHTS. Stockholders holding no more than 5% of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters' or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

            (k) CERTIFICATE OF THE COMPANY. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on the Company's behalf, to the effect that, as of the Closing:

                  (i) all representations and warranties made by the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were materially true and correct on the date they were made and are materially true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

                  (ii) all covenants and obligations under this Agreement to be performed or complied with by the Company on or before the Closing have been so performed or complied with in all material respects; and

                  (iii) the conditions to the obligations of Parent and Sub set forth in this SECTION 7.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

            (l) CERTIFICATE OF SECRETARY OF COMPANY. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, and
(ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.

            (m) CERTIFICATES OF GOOD STANDING. Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware, and a good standing certificate from each jurisdiction in which the Company is qualified to do business, each of which to be dated within a reasonable period prior to Closing with respect to the Company.

            (n) FIRPTA CERTIFICATE. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

            (o) NEW EMPLOYMENT ARRANGEMENTS. Each of the Key Employees (i) shall have entered into "at-will" employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an Offer Letter which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing and (iii) shall be employees of the Company immediately prior to the Effective Time.

            (p) EMPLOYEES NOT OFFERED EMPLOYMENT WITH PARENT. On or prior to the Closing Date, the Company shall have terminated the employment of each Employee listed on SCHEDULE 7.2(p), and each such Employee shall have executed a release in a form approved by Parent.

            (q) FINANCIAL STATEMENTS. Parent shall have received from the Company the Additional Financials.

            (r) EXERCISE OR TERMINATION OF COMPANY OPTIONS AND COMPANY WARRANTS. Parent shall have received evidence reasonably satisfactory to it that
(i) all outstanding Company Options shall have been rendered null and void immediately prior to the Effective Time, and (ii) all outstanding Company Warrants shall have been terminated immediately prior to the Effective Time.

      7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS. The obligations of the Company and each of the Principal Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect") on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

            (b) BRIDGE LOANS. Parent shall cause the Bridge Loans to be discharged in full as of the Closing.

            (c) CERTIFICATE OF PARENT. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing:

                  (i) all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

                  (ii) all covenants and obligations under this Agreement to be performed by Parent and Sub on or before the Closing have been so performed in all material respects.

                                  ARTICLE VIII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ESCROW

      8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company and the Principal Stockholders contained in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date (the expiration of such twelve (12) month period, the "SURVIVAL DATE", provided, however, that the representations and warranties of the Company contained in SECTION 2.2, SECTION 2.10 and SECTION
2.19 hereof shall survive indefinitely and until the expiration of the applicable statute of limitations respectively), and provided further, however, that if, at any time prior to the date on which a representation or warranty would otherwise expire, an Officer's Certificate (as defined in SECTION 8.3) is delivered in accordance with this Article VIII alleging Losses and a claim for recovery under SECTION 8.3, then the claim asserted in such notice shall survive the date on which such representation or warranty would otherwise expire until such claim is fully and finally resolved. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

      8.2   INDEMNIFICATION.

            (a) The Company and the Principal Stockholders (in the case of the Principal Stockholders, only after the Effective Time) agree to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the "INDEMNIFIED PARTIES"), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense, but excluding consequential, special, incidental or indirect damages (hereinafter individually a "LOSS" and collectively "LOSSES") incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement, (ii) any failure by the Company at or prior to the Effective Time to perform or comply with any covenant applicable to it contained in this Agreement, (iii) the amount of any Excess Third Party Expenses, (iv) the amount of any Dissenting Share Payments, or (v) any matters set forth on SECTION 2.8(b) of the Disclosure Schedule. The Principal Stockholders shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. Notwithstanding anything in this SECTION
8.2 to the contrary, (x) an Indemnified Party shall not be entitled to receive any amounts relating to a Loss or Losses to the extent such Indemnified Party has received insurance proceeds for such Loss or Losses, and (y) any Tax benefit actually realized and used to reduce Taxes in the then current period by an Indemnified Party as a result of such Loss shall be deducted from the amount of Losses otherwise recoverable hereunder.

            (b) Each Principal Stockholder agrees to indemnify and hold the Indemnified Parties harmless against all Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty made by such Principal Stockholder contained in
ARTICLE III of this Agreement, or (ii) any failure by such Principal Stockholder to perform or comply with any covenant applicable to it contained in this Agreement.

      8.3   ESCROW ARRANGEMENTS.

            (a) ESCROW FUND. By virtue of this Agreement and as security for the indemnity obligations provided for in SECTION 8.2(a) hereof, at the Effective Time, as between the parties hereto other than the Escrow Agent, the Principal Stockholders will be deemed to have received and deposited with the Escrow Agent the Escrow Amount, without any further act of the Principal Stockholders. The Escrow Agent shall not be deemed to have received the Escrow Amount until it actually receives the Escrow Amount. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under SECTION 8.2(a) hereof. Any claims by the Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery under SECTION 8.2(b), or claims that are otherwise subject to SECTION 8.5(b) or SECTION 8.5(d) hereof, shall be settled directly by the Principal Stockholders, or a specific Principal Stockholder, as the case may be, without regard for the Escrow Amount or the Escrow Fund. Promptly after the Closing, the

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Escrow Amount, without any act of the Principal Stockholders, will be deposited with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

            (b) THRESHOLD AMOUNT. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this
SECTION 8.3(B), an Indemnified Party may not recover any Losses under SECTION 8.2(a)(I) unless and until one or more Officer's Certificates (as defined below) identifying such Losses under SECTION 8.2(a)(i) in excess of $100,000 in the aggregate (the "THRESHOLD AMOUNT") has or have been delivered to Escrow Agent and the Stockholder Representative (as defined in SECTION 8.4 hereof) as provided in SECTION 8.3(e), in which case Parent shall be entitled to recover all Losses (if from the Escrow Fund, to the extent available) so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii), (iii), (iv) and (v) of SECTION 8.2(a) or SECTION 8.2(b) hereof, and (B) Losses resulting from any breach of representation or warranty contained in SECTION 2.2 (Company Capital Structure) hereof. For the purposes hereof, "OFFICER'S CERTIFICATE" shall mean a certificate signed by any officer of
Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

            (c) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, and the Escrow Agent's actual receipt of the Escrow Amount, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., New York City time on the date twelve (12) months following the Closing Date (the "ESCROW PERIOD"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent and the Stockholder Representative on the Business Day prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been fully and finally resolved, as confirmed in an Officer's Certificate delivered to the Escrow Agent, the Escrow Agent shall deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Principal Stockholders pursuant to this SECTION 8.3(c) shall be made in proportion to the total amounts deemed contributed on behalf of each Principal Stockholder to the Escrow Fund in accordance with SECTION 1.6 (with respect to each Principal Stockholder, its "PRO RATA PORTION"), as identified on SCHEDULE 8.3(c) hereto, with the amount delivered to each Principal Stockholder rounded to the nearest whole cent

($0.01). Prior to any deliveries of the Escrow Amount out of the Escrow Fund, Parent and/or the Principal Stockholders shall provide written wire-transfer instructions to the Escrow Agent.

            (d)   PROTECTION OF ESCROW FUND.

                  (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE VIII.

                  (ii) The Escrow Amount shall be invested in the Escrow Agent's Money Market Insured Savings Account and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. Any losses on the investment shall be deducted from the Escrow Fund. Each Principal Stockholder shall be liable and responsible for any Taxes due with respect to income earned on such Principal Stockholder's Pro Rata Portion of the Escrow Fund. The Principal Stockholders shall provide the Escrow Agent with executed Forms W-9, which Forms W-9 shall be delivered to the Escrow Agent prior to the Effective Time. In the event that a Principal Stockholder has a change of address, he or it shall notify the Escrow Agent within thirty (30) days of such change and shall provide the Escrow Agent with a revised Form W-9. Should the Escrow Agent become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by it pursuant to this Agreement or any payment made hereunder, the Escrow Agent may pay such taxes from the Escrow Fund. The Principal Stockholders understand that the failure to provide the Escrow Agent with an executed Form W-9 may result in the Escrow Agent's withholding of the Escrow Amount which would otherwise be distributed to such Principal Stockholder.

            (e)   CLAIMS FOR INDEMNIFICATION.

                  (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer's Certificate, the Escrow Agent shall, subject to the provisions of SECTION 8.3(f) and SECTION 8.3(g) hereof, deliver to Parent, as promptly as practicable, cash held in the Escrow Fund equal to the amount of Losses specified in the Officer's Certificate (to the extent available), in accordance with SECTION 8.3(b) hereof.

                  (ii) If the Stockholder Representative does not to object in writing delivered to the Escrow Agent within the 30-day period after delivery by the Parent of the Officer's Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and the Principal Stockholder or Principal Stockholders, as the case may be, that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer's Certificate (to the extent available).

            (f) OBJECTIONS TO CLAIMS AGAINST THE ESCROW FUND. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to SECTION 8.3(e) (other than Agreed-Upon Losses as described below) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the

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

expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with SECTION 8.3(b) equal to the amount of Losses claimed in the Officer's Certificate (to the extent available), provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate (an "OBJECTION NOTICE"), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty
(30) day period.

            (g)   RESOLUTION OF CONFLICTS; ARBITRATION.

                  (i) In case the Stockholder Representative delivers an Objection Notice in accordance with SECTION 8.3(f) (other than Agreed-Upon Losses as defined in SECTION 8.3(g)(v) hereof), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

                  (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent, on the one hand, or the Stockholder Representative on the other hand, may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholder Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

                  (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association, by (i) the party submitting the claim if the award, judgment, decree or order awarded by the arbitrator(s) constitutes less than fifty percent (50%) of the claimed Loss or Losses subject to such arbitration proceeding, and (ii) by the non-claiming party if the award, judgment, decree or order awarded by the arbitrator(s) constitutes fifty percent (50%) or more of the claimed Loss or Losses subject to such arbitration proceeding. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

                  (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute under this ARTICLE VIII, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE VIII.

                  (v) This SECTION 8.3(g) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments (as defined in SECTION 1.7(c)), or (b) any Excess Third Party Expenses (as defined in
SECTION 6.4) (each, an "AGREED-UPON LOSS"). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in
SECTION 8.3(b) and SECTION 8.3(e) above.

            (h) THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon
Loss) (a "THIRD PARTY CLAIM") which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this
ARTICLE VIII, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter, and provided further, however, Parent shall not settle or compromise any third party claim without the Stockholder Representative's consent unless Parent receives as part of such settlement a legal, binding and enforceable unconditional release providing that such Third Party Claim is being fully satisfied by reason of such compromise and settlement and that the Indemnified Party (and the Indemnifying Party if it is a named party in such claim) is (are) being released from any and all further obligations or liabilities it (they) may have with respect thereto. In the event that the Stockholder Representative has consented to any such settlement, the Principal Stockholders or Principal Stockholder, as the case may be, shall have no power or authority to object to the amount of any Third Party Claim by Parent against the Escrow Fund. Notwithstanding anything in this

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

Agreement to the contrary, this SECTION 8.3(g)(v) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.

            (i)   ESCROW AGENT'S DUTIES.

                  (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this SECTION 8.3, and shall not be responsible for any other parts of this Agreement, or any other agreements, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent except for acts or omissions caused by its gross negligence or willful misconduct.

                  (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                  (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                  (v) In performing any duties under this Agreement, the Escrow Agent shall not be deemed to have fiduciary duties, and shall not be liable to any party for damages, losses, or expenses, including punitive damages of any kind whatsoever except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

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

                  (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amounts in the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the "AGENT INTERPLEADER EXPENSES") and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Stockholders on the basis of the Principal Stockholders' respective Pro Rata Portion; provided, however, that the parties agree that such Stockholder's Pro Rata Portion of the Agent Interpleader Expenses will be paid by an equal amount (which shall be deemed a Loss) from such Stockholder's Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                  (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including any claims related to taxes and reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the "AGENT INDEMNIFICATION EXPENSES"). As between the Parent and the Principal Stockholders, the indemnification shall be allocated as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Principal Stockholders on the basis of the Principal Stockholders' Pro Rata Portion; provided, however, that the parties agree that such Stockholder's Pro Rata Portion of the Agent Indemnification Expenses will be paid by an equal amount (which shall be deemed a Loss) from such Stockholder's Pro Rata Portion of the Escrow Fund. This SECTION 8.3(I)(VII) shall survive the termination of this Agreement. The Escrow Agent shall have the right of set-off against the Escrow Fund for all amounts due to it under this SECTION 8.3(i)(vii) and 8.3(j).

                  (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of

New York, or appeal to a court of competent jurisdiction to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

            (j) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

            (k) SUCCESSOR ESCROW AGENTS. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

      8.4   STOCKHOLDER REPRESENTATIVE.

            (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders (including the Principal Stockholders) shall be deemed to have agreed to appoint Martin Hale as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders (including the Principal Stockholders) to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund and directly against a Principal Stockholder or the Principal Stockholders in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to negotiate, investigate and resolve all matters relating to ARTICLE IX hereof, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this

Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless Pequot Venture Partners II, L.P. agrees to such removal and to the identity of the substituted agent. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders (including the Principal Stockholders). Notwithstanding anything to the contrary contained in this
Section 8.4, solely for purposes of claims by an Indemnified Party under Section 8.2(b) against a Principal Stockholder other than Pequot Venture Partners II, L.P. or PVP II Telelogue Prom Note 2 Grantor Trust or affiliates thereof, the term "Stockholder Representative" shall be deemed to mean, with respect to a claim made against NJTC Venture Fund SBIC, LP, Joe Falkenstein (or any successor appointed by NJTC Venture Fund SBIC, LP), and with respect to a claim made against Palisade Private Partnership II, L.P., Mark Hoffman (or any successor appointed by Palisades Private Partnership II, L.P.).

            (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Principal Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative ("STOCKHOLDER REPRESENTATIVE EXPENSES"). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

      8.5   MAXIMUM PAYMENTS; REMEDY.

            (a) Except as set forth in this SECTION 8.5, the maximum amount an Indemnified Party may recover from a Principal Stockholder individually pursuant to the indemnity set forth in SECTION 8.2(a) hereof for Losses shall be shall be limited to an amount equal to such Principal Stockholder's Pro Rata Portion of the Escrow Fund.

            (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Principal Stockholder in respect of Losses arising out of (i) any breaches of representations and warranties or covenants of such Principal Stockholder, (ii) any Losses resulting from any breach of representation or warranty contained in
SECTION 2.2 (Company Capital Structure), (iii) any fraud or intentional misrepresentation in which a Principal Stockholder participated or of which a Principal Stockholder had actual knowledge, (iv) any

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Management Payments (as defined in SECTION 8.5(d)), provided that the aggregate liability of each Principal Stockholder for Management Payments shall not exceed the Merger Consideration received by each such Principal Stockholder, or (v) any Excess Third Party Expenses.

            (c) Nothing herein shall limit the liability of the Company or any Principal Stockholder for any breach or inaccuracy of any representation, warranty or covenant applicable to it contained in this Agreement or any Related Agreement if the Merger does not close.

            (d) Notwithstanding anything to the contrary herein, in the event that (i) any amounts shall be distributed to the Indemnified Parties in satisfaction of claims for indemnification under SECTION 8.2(a)(v) (such amounts, the "MANAGEMENT PAYMENTS"), and (ii) the Escrow Fund shall be distributed in full to the Indemnified Parties (whether as a result of the Management Payments or otherwise), and as a result a shortfall exists in the Escrow Fund and otherwise valid claims against the Escrow Fund shall be unable to be satisfied (an "UNSATISFIED CLAIM"), then the Indemnified Parties shall be entitled to collect cash, directly from the Principal Stockholders, pro rata based on the amounts previously held in the Escrow Fund on behalf of each, with respect to such Unsatisfied Claim or Unsatisfied Claims, up to an aggregate amount equal to the lesser of (x) the aggregate of the Management Payments satisfied from the Escrow Fund, and (y) $500,000.

                                   ARTICLE IX

                                     EARNOUT

      9.1   EARNOUT ARRANGEMENTS.

            (a) EARNOUT GENERALLY. The parties acknowledge and agree that the Company's projected revenue and deployment development targets (as described below) are material factors in determining the valuation of the Company by Parent. Therefore, notwithstanding any provision of this Agreement to the contrary, Parent shall retain such an amount equal to Two Million U.S. dollars ($2,000,000) (the "EARNOUT AMOUNT") of the Merger Consideration otherwise payable at the Effective Time to the Stockholders, and the obligation of the Company to pay such Earnout Amount shall be contingent upon the achievement of the milestones specified in this ARTICLE IX.

            (b) EARNOUT AS MERGER CONSIDERATION. All calculations of payments to be made pursuant to SECTION 1.6 shall disregard any portion of the Earnout Amount not yet earned in accordance with this ARTICLE IX.

            (c) DISTRIBUTION OF EARNOUT. Parent shall release and distribute the portion of the Earnout Amount, and only such amount that is actually earned and distributable pursuant to this ARTICLE IX, to the former Stockholders pursuant to this ARTICLE IX, if any, in accordance with SECTION 1.6(b) and
SECTION 1.6(c), at such times as follows:

                  (i) on or before July 15, 2005, with respect to the 2004 Revenue Milestone; and

                  (ii) on or before July 15, 2005, with respect to the 2004 Deployment Milestone.

            (d) FORFEITED AMOUNTS. The right to receive all Earnout Amounts that are not earned by the Stockholders pursuant to this ARTICLE IX will be forfeited and Parent will permanently retain such Earnout Amounts.

      9.2   EARNOUT TARGETS.

            (a)   DEFINITIONS. For purposes of this ARTICLE IX:

                  (i) "2004 DEPLOYMENT MILESTONE" shall mean the successful deployment of an automated directory assistance speech processing system of the Company (a "DIRECTORY ASSISTANCE SYSTEM") in MCI's facilities ("MCI'S NETWORK") meeting the following requirements for at least three (3) consecutive months prior to the first anniversary of the Closing Date: (i) 35% success rate for fully Automating Calls (or, to the extent that an alternative minimum threshold is defined in the definitive agreement with MCI, meeting or exceeding such minimum), (ii) a minimum of at least 4,000,000 calls into the Directory Assistance System deployed on MCI's Network per month, and (iii) a price of at least $0.05 per automated call;

                  (ii) "2004 REVENUE MILESTONE" shall mean $2,000,000 of Product Revenue; and

                  (iii) "AUTOMATING CALLS" shall mean receiving calls into the system and terminating such calls without the intervention of a live operator (or, to the extent that an alternative definition is included in the definitive agreement with MCI, such definition).

                  (iv) "PRODUCT REVENUE" shall mean revenue, calculated in accordance with GAAP, derived during 2004 from the deployment of Directory Assistance Systems to customers set forth in SCHEDULE 9.2(A)(IV) of this Agreement.

      9.3 ACHIEVEMENT OF MILESTONES. The Earnout Amount shall be earned as follows:

            (a) REVENUE MILESTONE. An amount equal to one U.S. dollar ($1) for each additional U.S. dollar of Product Revenue in excess of the 2004 Revenue Milestone; provided, however, that the Earnout Amount earned pursuant to this
Section 9.3(a) shall not exceed Two Million U.S. dollars ($2,000,000), less any amounts earned upon achievement of the 2004 Deployment Milestone; and

            (b) DEPLOYMENT MILESTONE. An amount equal to Seven Hundred and Fifty Thousand U.S. dollars ($750,000) if the 2004 Deployment Milestone is met.

      9.4 FAILURE TO ACHIEVE MILESTONES; MILESTONES CUMULATIVE. Failure to achieve the milestones specified in this ARTICLE IX shall result in forfeiture of the applicable portion of the Earnout Amount as set forth in this SECTION 9.3 by the former Stockholders. Notwithstanding the foregoing, the failure to achieve one milestone specified in this ARTICLE IX shall not restrict the ability to recover the Earnout Amount upon the achievement of the other milestone.

      9.5 CALCULATION OF EARNOUT DISTRIBUTIONS; STOCKHOLDER REPRESENTATIVE OBJECTIONS.

            (a) EARNOUT DISTRIBUTION. No later than May 31, 2005, Parent shall deliver to the Stockholder Representative a memorandum (the "EARNOUT NOTICE") specifying in reasonable detail the calculation of the portion of the Earnout Amount earned, the recalculation of the Merger Consideration pursuant to SECTION 1.6(c) and the calculation of the distribution of the Earnout Amount to each of the Stockholders pursuant to SECTION 1.6(b) and SECTION 1.6(c), with the basis for such calculation and any supporting documentation, as applicable.

            (b) STOCKHOLDER REPRESENTATIVE OBJECTION. The Stockholder Representative shall have forty-five (45) days to make an objection (in writing) to any item in the Earnout Notice, and such statement must be delivered to Parent prior to the expiration of such forty-five (45) day period.

            (c)   RESOLUTION OF CONFLICTS.

                  (i) In case the Stockholder Representative shall have objected in writing to the Earnout Notice in a timely manner or in case of any other dispute relating to the Earnout Amount, the Stockholder Representative and Parent will attempt in good faith to resolve such objection or dispute. Until the parties reach an agreement, no payments of the Earnout Amount shall be made. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties, and any payments to be made as set forth therein shall be made on the terms provided therein.

                  (ii) In the event the parties cannot come to an agreement as set forth in SECTION 9.5(c)(i) within thirty (30) days after the date on which the Stockholder Representative objected in writing to the Earnout Notice or, in the event the dispute does not relate to an Earnout Notice, the date on which the parties determine that they are unable to reach agreement pursuant to
SECTION 9.5(c)(i), such dispute shall be resolved in the manner set forth in
SECTION 8.3(g) and no payments of the Earnout Amount shall be made until such dispute shall have been resolved.

            (d) EARNOUT RIGHTS NOT TRANSFERABLE. No Stockholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earnout Amount, other than (i) by the laws of descent and distribution or succession, or (ii) to affiliates of the Stockholder, provided that the Stockholder shall have obtained an opinion of legal counsel reasonably acceptable to Parent to the effect that the Earnout Amount may be so transferred in compliance with applicable federal and state securities laws, and any transfer in violation of this SECTION 9.5(d) shall be null and void and shall not be recognized by Parent or the Surviving Corporation.

      9.6 INTEGRATION. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall obligate Parent to operate its business, including with respect to the timing of the sale or deployment of the Company's products, or the business of the Surviving

Corporation, in any particular manner. The Company further acknowledges that the successful integration of the Company's technology and preparation of the Company's products for sale by Parent requires engineering and build-out to ensure such technology operates as contemplated by Parent without violating the rights of third parties, which will likely result in delays in the deployment of new Directory Assistance Systems. Notwithstanding such delays, the Company acknowledges that neither the 2004 Deployment Milestone, nor the 2004 Revenue Milestone, will be adjusted in any manner to account for such delays.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

      10.1 TERMINATION. Except as provided in SECTION 10.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the
Closing:

            (a)   by unanimous agreement of the Company and Parent;

            (b) by Parent or the Company if the Closing Date shall not have occurred by May 31, 2004; provided, however, that the right to terminate this Agreement under this SECTION 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

            (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

            (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

            (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Principal Stockholders contained in this Agreement such that the conditions set forth in SECTION 7.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the applicable Principal Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

            (f) by the Company if none of the Company or the Principal Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in SECTION 7.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

      10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Principal Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of SECTIONS 6.3, 6.4 and 6.5 hereof, ARTICLE XI hereof and this SECTION 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE X.

      10.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this SECTION 10.3, the Stockholders (including the Principal Stockholders) agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

      10.4 EXTENSION; WAIVER. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this SECTION 10.4, the Stockholders (including the Principal Stockholders) agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

            (a)   if to Parent or Sub, to:

                  ScanSoft, Inc.
                  9 Centennial Drive
                  Peabody, MA 01960
                  Attention: General Counsel
                  Facsimile No.: (978) 977-2436

                  with a copy to:

                  ScanSoft, Inc.
                  9 Centennial Drive
                  Peabody, MA 01960
                  Attention: Senior Vice President Corporate Development Facsimile No.: (978) 977-2436

                  and to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  Two Fountain Square, Reston Town Center
                  11921 Freedom Drive, Suite 600
                  Reston, VA  20190
                  Attention: Robert Sanchez, Esq.
                  Facsimile No.: (703) 734-3199

            (b)   if to the Company or the Stockholder Representative, to:

                  Telelogue, Inc.
                  517 Route One South, Suite 5700
                  Iselin, NJ 08830
                  Attention: Chief Executive Officer
                  Facsimile No.: (732) 326-5410

                  with a copy to:
                  Jones Day
                  222 East 41st Street
                  New York, New York 10017
                  Attention: Conrad Everhard
                  Facsimile No.: (212) 755-7306

            (c) If to the Principal Stockholders, to the addresses set forth in SECTION 11.1 of the Disclosure Schedule;

                  with a copy to:
                  Jones Day
                  222 East 41st Street
                  New York, New York 10017
                  Attention: Conrad Everhard
                  Facsimile No.: (212) 755-7306

            (d)   If to the Escrow Agent, to:

                  U.S. Bank National Association
                  Corporate Trust Services
                  225 Asylum Street, 23rd Floor
                  Hartford, CT 06103
                  Attention: Arthur Blakeslee
                  Facsimile No.: (860) 241-6881

      11.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      11.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Term Sheet by and between the Parent and the Company dated as of April 1, 2004, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and
(iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

      11.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      11.6 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

      11.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION,
ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Stockholders, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

                                    SCANSOFT, INC.

                                    By: /s/ Paul A. Ricci
                                        ---------------------------------------
                                    Name: Paul A. Ricci
                                    Title: Chairman and Chief Executive Officer

                                    TELELOGUE, INC.

                                    By: /s/ Robert Burke
                                        ---------------------------------------
                                    Name: Robert Burke
                                    Title: Chief Executive Officer

                                    TENNIS ACQUISITION CORPORATION

                                    By: /s/ Paul A. Ricci
                                        ---------------------------------------
                                    Name: Paul A. Ricci
                                    Title: Chairman and Chief Executive Officer

                                    STOCKHOLDER REPRESENTATIVE

                                    /s/ Martin Hale
                                    -------------------------------------------
                                    Martin Hale

                                    U.S. BANK TRUST, NATIONAL ASSOCIATION

                                    By: /s/ Arthur L. Blakeslee
                                        ---------------------------------------
                                    Name: Arthur L. Blakeslee
                                    Title: Vice President

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                    PRINCIPAL STOCKHOLDERS

                                    /s/ Lawrence Cutler
                                    -------------------------------------------
                                    Pequot Venture Partners II, L.P.

                                    /s/ Lawrence Cutler
                                    -------------------------------------------
                                    PVP II Telelogue Prom Note 2 Grantor Trust

                                    /s/ Mark S. Hoffman
                                    -------------------------------------------
                                    Palisade Private Partnership II, L.P.

                                    /s/ Joseph Falkenstein
                                    -------------------------------------------
                                    NJTC Venture Fund SBIC, LP

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

            This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT"), dated as of May 28, 2004, is made by and among ScanSoft, Inc., a Delaware corporation ("PARENT"), Tennis Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), Telelogue, Inc., a Delaware corporation (the "COMPANY"), and Martin Hale as stockholder representative (the "STOCKHOLDER REPRESENTATIVE"). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 4, 2004, by and among Parent, Sub, the Company, the Stockholder Representative and certain other parties thereto (the "MERGER AGREEMENT").

                                    RECITALS

            WHEREAS, Parent, Sub, the Company, the Stockholder Representative and certain other parties thereto have entered into the Merger Agreement, pursuant to which the Company and Sub shall be merged and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent; and

            WHEREAS, Parent, Sub, the Company and the Stockholder Representative (on behalf of the Stockholders) desire to amend the Merger Agreement as set forth herein, pursuant to Section 10.3 of the Merger Agreement;

            NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the parties hereto hereby agree as follows:

1.                Amendments.

(a)                   The first sentence of Section 1.2 of the Merger Agreement
            is hereby amended by deleting the words "as promptly as practicable after the execution and delivery hereof by the parties hereto, and following" and replacing them with the following:

                  "on June 15, 2004, subject to the"

(b)                   The definition of "Knowledge" and "Known" in Section
            1.6(a)(xxi) of the Merger Agreement is hereby amended by adding the following language after the words "Adam Wechsler":

                  "(with respect to Mr. Wechsler, solely for purposes of the Company's representations and warranties made as of the date of this Agreement and not as of the Effective Date)"

(c)                   Section 6.11 of the Merger Agreement is hereby amended by
            deleting the following sentence:

                  "Simultaneously with the execution of this Agreement, each Employee set forth on SCHEDULE 6.11 (each, a "KEY EMPLOYEE") shall execute an Offer Letter which shall be effective as of the Closing Date."

(d)                   Subclause (ii) of Section 6.14 of the Merger Agreement is
            hereby amended by deleting the words "and stockholders' equity".

(e)                   Section 7.2(f) of the Merger Agreement is hereby amended
            by adding the following language to the end thereof:

                  "; provided, however, that this Section 7.2(f) shall not be deemed to be unsatisfied solely as a result of the receipt, in and of itself, by the Company of that certain letter, dated May 7, 2004, from Nuance Communications, Inc., in the form previously provided to Parent (it being understood and agreed that all other rights of Parent, whether under this Section 7.2(f) or otherwise, with respect to the matters set forth in such letter shall be, and hereby are, retained in full)."

(f)                   Section 7.2(k) of the Merger Agreement is hereby amended
            by deleting the words "Chief Executive Officer" and replacing them with the following:

                  "Chief Financial Officer"

(g)                   Section 7.2(o) of the Merger Agreement is hereby deleted
            in its entirety.

(h)                   Section 7.2(p) of the Merger Agreement is hereby amended
            by deleting the words ", and each such Employee shall have executed a release in a form approved by Parent".

(i)                   Section 8.2(a)(v) of the Merger Agreement is hereby
            amended by adding the following language after the words "Disclosure Schedule":

                  "and, if Robert Burke revokes the Burke Separation Agreement or does not execute or revokes the Burke Supplemental Release Agreement, or if Amir Mane revokes the Mane Separation Agreement or does not execute or revokes the Mane Supplemental Release Agreement, any claims asserted by Robert Burke or Amir Mane under the Age Discrimination in Employment Act of 1967 (the "AGE DISCRIMINATION CLAIMS") (but, with respect to claims by Mr. Burke, only to the extent of Losses arising from such claims in excess of $110,000). As used herein, "BURKE SEPARATION AGREEMENT" shall mean the Separation Agreement, dated May 28, 2004, among Robert Burke, the Company and Parent; "BURKE SUPPLEMENTAL RELEASE AGREEMENT" means that Supplemental Release Agreement contemplated by the Burke Separation Agreement to be executed by Mr. Burke, Parent and the Company on the Closing Date; "MANE SEPARATION AGREEMENT" shall mean the Separation Agreement, dated May 28, 2004, among Amir Mane, the Company and Parent; "MANE SUPPLEMENTAL RELEASE AGREEMENT" means that Supplemental Release Agreement contemplated by the Mane Separation Agreement to be executed by Mr. Mane, Parent and the Company on the Closing Date; "

(j)                   Section 8.5(b)(iv) of the Merger Agreement is hereby
            amended by adding the following language to the end thereof:

                  ", and provided further that the aggregate liability of all Principal Stockholders for all Age Discrimination Claims shall not exceed $100,000"

(k)                   Section 10.1 of the Merger Agreement is hereby amended by
            deleting the words "May 31, 2004" and replacing them with the following:

                  "June 15, 2004"

(l)                   Schedule 2.8(a) to the Merger Agreement is hereby amended
            by adding the following language thereto:

                  "On May 28, 2004, Parent advanced funds to the Company in the principal amount of $206,000, which advance for all purposes under the Agreement shall be deemed to be a Bridge Loan. The proceeds from such advance shall be used by the Company for the purposes set forth on Exhibit A attached hereto."

2. Notification of Certain Matters. Pursuant to Section 6.9 of the Merger Agreement, the Company hereby notifies Parent that on May 7, 2004, Nuance Communications, Inc., delivered a letter to the Company pursuant to which Nuance asserted that all license rights to Nuance software under the VAR Agreement, dated May 18, 2001, between Nuance and the Company, will terminate upon consummation of the Merger (the "NUANCE TERMINATION LETTER").

3.                Miscellaneous.

(a)                   Effectiveness. Except as amended hereby, the Merger
            Agreement remains unchanged and in full force and effect.

(b)                   Governing Law. This Amendment shall be governed by and
            construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Amendment or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(c)                   Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.

(d)                   Execution. This Amendment may be executed by facsimile
            signatures by any party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, Parent, Sub, the Company, and the Stockholder Representative have caused this Amendment to be signed, all as of the date first written above.

                                     SCANSOFT, INC.

                                     By: /s/ Paul A. Ricci
                                         --------------------------------------
                                     Name: Paul A. Ricci
                                     Title: Chairman and Chief Executive Officer

                                     TELELOGUE, INC.

                                     By: /s/ Robert Burke
                                         --------------------------------------
                                     Name: Robert Burke
                                     Title: Chief Executive Officer

                                     TENNIS ACQUISITION CORPORATION

                                     By: /s/ Paul A. Ricci
                                         --------------------------------------
                                     Name: Paul A. Ricci
                                     Title: Chairman and Chief Executive Officer

                                     STOCKHOLDER REPRESENTATIVE

                                     /s/ Martin Hale
                                     ------------------------------------------
                                     Martin Hale

                                    EXHIBIT A

          USE                 $ AMOUNT
          ---                 ---------
Payroll                         110,000
Employee Expense Reports          2,000
Itouchpoint                      23,000
Focal                            19,000
Miscellaneous                     5,000
KPMG (Unfunded To Date)          17,000
OSC                               2,000
NMSU                             10,000
Communications Bills              6,000
Rent                             12,000

TOTAL                         $ 206,000